Exhibit 10.4

June 21, 2013

Donald (Bud) Rosenthal

Dear Bud:

Today is a good day! We’re happy to offer you a promotion to the business title of CEO, Membership, Senior Vice President at AOL, reporting to the CEO of AOL Inc. Your promotion, subject to the terms and conditions of this offer letter, will be effective as of, July 1, 2013 (the “Commencement Date”).

This letter, upon your signature, supplements and amends your original offer letter signed and agreed to on June 4, 2010 (“Offer Letter”) and the first supplement to your offer dated February 25, 2011 (“First Supplement”) to the extent set forth herein, and these documents together shall constitute the complete agreement between you and AOL Inc. (together with its subsidiaries, affiliates, and assigns, “AOL” or the “Company”) regarding your continued employment. All terms in your Offer Letter and First Supplement remain in full force and effect, except as modified previously and/or set forth below.

Following are the terms and conditions of your offer and employment with AOL Inc. (“AOL” or the “Company”); please read them carefully.

Compensation: Your semi-monthly compensation will be $21,875.00, less applicable withholdings, which if calculated on a yearly basis is $525,000.00 (“Base Salary”). Your semi-monthly paydays fall on the 15th and the last day of each month. If the 15th or the last day of the month falls on a weekend or bank holiday, payday is the preceding day.

Annual Bonus Plan: In addition to your Base Salary, you will be eligible to participate in AOL’s Annual Bonus Plan (“ABP”), pursuant to its terms. AOL will review its performance (including your brand/segment/group performance, if applicable) and your individual performance to determine your eligibility for a bonus under the ABP (“Bonus”). Any Bonus (and its amount, if a Bonus is paid) is fully discretionary. In your new position, your target Bonus as a percentage of your Base Salary is 100%. Your participation in the ABP on these terms shall start on the Commencement Date. For calendar year 2013, your ABP bonus opportunity will be pro-rated for the period from January 1, 2013 through the Commencement Date to reflect your target bonus opportunity and base salary prior to the Commencement Date.

Equity Incentive Awards: The Company shall grant you a one-time equity award with an aggregate equity value equal to $750,000 on the date of grant. Based on the equity value on the date of grant, 70% of the equity award will be comprised of restricted stock units (“RSUs”) (rounded down to the nearest whole number of units) and 30% of the equity award will be comprised of stock options (“Stock Options”) (rounded down to the nearest whole share). The equity value of RSUs will be determined based on the closing price of a share of Company common stock on the date of grant. The equity value of Stock Options will be determined based on the standard option valuation formula used by Company. Your RSU award will vest over a 3-year period, with one-third vesting on the first anniversary of the grant date and one-third vesting on each of the second and third anniversaries of the grant date. Your Stock Option award will vest over a 3-year period, with one-third vesting on the first anniversary of the grant date, and the remaining two-thirds vesting in equal monthly installments over the following 2 years.

The Company has made a one-time grant of segment performance share units (SPSUs) to you in accordance with the Company’s SPSU program. The SPSU award is governed by the plan, agreement and notice under which it is issued, the terms and conditions of which you agree to accept and are incorporated by reference. Effective as of January 1, 2013, you agree that you are not eligible to participate in and shall cease to participate in any other cash incentive plan or program of AOL (other than the ABP and the Company’s Stock Incentive Plan).

The RSU and Stock Option awards provided in this offer letter will generally be made as soon as administratively practicable following the date that you accept this offer, subject to the approval of the CEO or AOL Board of Directors (or an authorized committee of the Board, or its delegee), and are governed by the terms and conditions of the plans, agreements and notices under which they are issued.

Key Employment Conditions: As a condition of your employment under the terms of this offer letter:

Along with this offer letter, you’ll need to sign and comply with the enclosed Confidentiality and Inventions Assignment Agreement (“CIA Agreement”), which is incorporated into this offer letter by reference. You agree that acceptance of this offer and commencement in your new position at contemplated by this offer letter also constitutes your agreement to the terms of the CIA Agreement. You agree that the terms and conditions of any prior confidentiality agreements between you and the Company shall continue to apply with respect to any period of your employment with the Company that precedes the Commencement Date.

You also agree that you will continue to comply with the Company’s Standards of Business Conduct (as may be amended from time to time, the “SBC”) and all other Company policies, and will electronically sign the SBC periodically thereafter as requested by the Company.

Termination: Your employment with the Company is at-will, meaning that you or the Company may terminate the employment at any time for any reason not prohibited by law, with or without notice or Cause (as defined below), subject to the following consequences. Nothing in this offer is intended to create a contract for employment or guarantee of continued employment with the Company. This at-will employment relationship cannot be modified except by an express written agreement signed by you and an authorized officer of the Company.

In the event the Company terminates your employment for Cause or you resign your employment, you shall be entitled as of the termination date to no further compensation under this letter, except for your Base Salary through the termination date, any accrued, but unused vacation in accordance with Company policy, reimbursement of any expenses properly incurred prior to termination, and any benefits that may be payable upon termination under any of the Company’s benefit plans.

In the event the Company terminates your employment without Cause, you will be entitled to receive the payments and benefits described below, conditioned upon your execution and delivery of the Company’s standard separation agreement, which shall contain, among other obligations, a valid release of any and all claims against the Company and its related entities and agents:

•	An amount equal to eighteen (18) months of your Base Salary at the time of termination, less applicable withholdings. This amount will be paid in 36 semi-monthly, substantially equal installments starting on the second payroll period following your termination date (“Original Payment Date”); provided, however, that if your separation agreement is not effective and irrevocable on the Original Payment Date, the first payment will be made on the second payroll period following the date that it becomes effective and irrevocable and will include any prior installments otherwise payable to you beginning on the Original Payment Date. These payments will not be eligible for deferrals to Company’s 401(k) plan.

•	If you elect to enroll in COBRA benefit continuation, at the Company’s expense, continuation of health, vision and dental benefits coverage under COBRA for eighteen (18) months beginning the first day of the calendar month following your termination date.

•	Subject to the terms of the ABP, if you are terminated between January 1 and March 15, you will be entitled to a bonus payment under the ABP for the calendar year ending prior to your termination (“Prior Year”) equal to the amount that would have otherwise been payable to you based on the attainment of performance goals for such year, less applicable tax withholdings, but in no event to exceed 100% of your ABP target payout; provided that (i) Company pays a Bonus to eligible employees under Company’s ABP for the Prior Year, (ii) the Bonus has not already been paid to you at the time of termination of your employment, and (iii) you were otherwise eligible for such Bonus payment if you had remained employed through the date of payout. This amount will be paid to you in a lump sum on the earlier of the date on which other eligible employees are paid bonuses under the ABP for the Prior Year provided the separation agreement has become effective and irrevocable by its terms, or the sixtieth (60th) day following your termination of employment. This payment will not be eligible for deferrals to Company’s 401(k) plan.

•	In addition, subject to the terms of the ABP, you will receive a Bonus payment under the ABP for the year in which termination of employment occurs, payable if and when bonuses are paid to other employees, prorated through the effective date of the termination of your employment, less applicable withholdings. This amount will be paid to you in a lump sum on the date on which other eligible employees are paid bonuses under the ABP for that year provided the separation agreement has become effective and irrevocable by its terms. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

•	In order for you to be entitled to the payments described in this section, your separation agreement must become effective within the time period specified therein and in all events within sixty (60) days following your termination date. If the 60-day period spans two calendar years, then the payments provided in the first bullet point above will commence on the first regularly scheduled payroll date that occurs in the second calendar year (or such later date as may be otherwise specified above) and will include any prior installments that would have been paid beginning on the Original Payment Date.

For purposes of this letter, “Cause” shall be limited to (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure or refusal, without proper cause, to perform your duties with the Company, including your obligations under this letter, if such failure or refusal remains uncured for 10 days after written notice to you; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction of Company property; (iv) breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CIA Agreement or any other confidentiality agreement between you and the Company, this offer letter or the Company’s Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business; (vii) your failure to cooperate in any internal or external investigation involving the Company; or (viii) your indictment for a felony alleging fraud, embezzlement, misappropriation or destruction of Company property, or alleging fraud, embezzlement, or monetary theft with respect to another party.

Noncompetition: You acknowledge that the services to be performed under this offer letter are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of Company is international in scope, that its products and services are marketed throughout the world, that Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with Company from nearly any location in the world.

You also agree that, in addition to your obligations under the Confidentiality Agreements, while you are employed by Company and for one year following termination of his employment for any reason, you shall not, directly or indirectly, except as a shareholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national securities exchange, participate in the ownership, control, or management of, or perform any services for or be employed by (i) Time Warner, Inc., Yahoo!, Inc., Google, Inc., including its YouTube subsidiary, Microsoft Corporation, lAC/Interactive Corp., News Corp, Facebook, Inc., Linkedln Corporation, Yelp Inc. and Twitter Inc., or (ii) without the written consent of the Chief Executive Officer or the General Counsel of the Company, any entity that engages in any line of business that is substantially the same as any line of business which Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct, and has not ceased to engage in or conduct, or any of their respective subsidiaries, affiliates or successors (any such entity identified by this paragraph (ii) is a “Competitive Entity”). Notwithstanding the preceding, in order to be considered a Competitive Entity, the entity must derive fifty percent (50%) or more of its total annual revenues from substantially similar products and services offered by Company.

You acknowledge that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidential information, trade secrets and the goodwill of Company and to protect the other legitimate business interests of Company and are not unduly restrictive on you.

You and the Company agree and intend that the covenants contained in this offer letter, including but not limited to the covenants set forth in this section, shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each applicable state of the United States and each country of the world. It is the desire and intent of the parties hereto that the provisions of this offer letter be enforced to the fullest extent permissible under the governing laws and public policies of the State of New York, and to the extent applicable, each jurisdiction in which enforcement is sought. Accordingly, if any provision in this offer letter or deemed to be included in this offer letter shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete or to modify (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

Cooperation: During and after your employment, you agree to assist the Company, upon its reasonable request, in connection with any litigation, investigation, or other matter involving the Company. You agree that such assistance may include, but is not limited to, meeting with the Company’s representatives and legal counsel upon request. Furthermore, you agree not to affirmatively encourage or assist any person or entity in litigation against Company or its affiliates, officers, employees and agents in any manner.

Return of Company Property: AOL property includes, but is not limited to, keys, access cards, purchasing cards, badges, SecurID, blackberry, computers, pagers, phones and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or marketing associated with the Company’s business. You agree that you will return all AOL property upon termination of your employment or any other time requested by your manager.

Compliance with IRC Section 409A: This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A- 3(i)(1)(iv). Each payment made under this letter shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

Governing Law and Jurisdiction: This offer letter shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law. By accepting this offer, you irrevocably consent and submit to the personal jurisdiction of the Supreme Court of the State of New York, in New York, New York, and the United States District Court for the Southern District of New York, which you agree shall be the exclusive forum, in connection with any suit, action, arbitration or other proceeding concerning the interpretation of the terms of this offer letter and the Confidentiality Agreements, and you waive and agree not to assert any defense of lack of jurisdiction, that venue is improper, inconvenient forum, or otherwise.

This letter constitutes the full terms and conditions of your employment with the Company. It supersedes all prior discussions, letters, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between you and Company, including, for the avoidance of doubt, the Offer Letters between you and AOL Inc. dated February 25, 2011 and dated June 3, 2010.

If you agree to accept this offer and the terms and conditions of employment, please sign and date below. Again, we are delighted to extend this promotion to you.

Sincerely,

/s/ John B. Reid-Dodick

John Reid-Dodick

Chief People Officer

AOL Inc.

ACCEPTED: /s/ Donald Rosenthal	DATE: 7/23/13
Donald (Bud) Rosenthal